Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2007 Omnibus Equity Compensation Plan of Apache Corporation and to the incorporation by reference therein of our reports dated February 28, 2007, with respect to the consolidated financial statements of Apache Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Apache Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apache Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 18, 2007